                              MANAGEMENT AGREEMENT

         THIS MANAGEMENT AGREEMENT (this "Agreement") is made as of the 31st day of December, 2004, and effective as of October 1, 2004 (the "Effective Date"), by and among STAMM MORTGAGE MANAGEMENT, INC., a Virginia Corporation (the "Manager"), GREATER ATLANTIC MORTGAGE CORPORATION, a Maryland corporation ("GAMC"), and GREATER ATLANTIC BANK (the "Bank").

         WHEREAS, GAMC desires to retain the services of the Manager to provide management services to GAMC; and

         WHEREAS, the parties desire to set forth the terms and conditions upon which the Manager will provide such management services.

         NOW, THEREFORE, the parties agree as follows:

         1.   TERM. The term of this Agreement shall commence on the Effective
              ----
Date and shall continue in effect for five (5) years thereafter (the "Term"), unless earlier terminated as provided herein.

         2.   MANAGEMENT SERVICES. The Manager will provide management services
              -------------------
in accordance with the guidelines and policies established by GAMC and as set forth in this Agreement. In the performance of all of its duties, the Manager is expected to conform to the Canons of Ethics and Standards of Practice of the Mortgage Bankers Association as from time to time amended.

         The services to be provided by Manager shall include the following:

         (a)  General. The Manager shall have general charge of the business,
              -------
affairs and property of GAMC and general supervision over its employees and agents, including the power to retain and dismiss employees and consultants, and the Manager shall have exclusive authority for the day-to-day operations of the business of GAMC, subject to the reasonable oversight of the Board of Directors of GAMC (the "Board of Directors" or "Board") and subject to compliance with the rules and regulations of the Office of Thrift Supervision. The parties acknowledge that granting of exclusive authority for the day-to-day operations of the business of GAMC is a key inducement for the Manager to undertake the obligations under Section 3(d) to reimburse certain losses to GAMC. The Manager shall have the power to enter into agreements on behalf of GAMC; however, the Manager may enter into employment contracts or real estate leases (other than at-will employment or leases less than sixty (60) days) on behalf of GAMC only with the approval of the Board of Directors of GAMC.

         (b)  Management Report. The Manager shall provide a report on the
              -----------------
operations of GAMC at each Board of Directors meeting unless or as otherwise directed by the Board.

         3.  MANAGEMENT FEE AND EXPENSES. The Manager shall receive compensation
             ---------------------------
for its services. Notwithstanding any other provision of this Agreement, neither the Manager's compensation nor the Manager Escrow shall be impacted by the Manager's right to purchase all of the issued and outstanding stock of GAMC as provided for in Section 8 of this Agreement. The Compensation to be paid for the Manager's services will be paid out as follows:

         (a) The "Base Management Fee" will be $125,000 per annum, payable in semi-monthly installments.

         (b) The Manager will receive a "Production Bonus" equal to 2.0 basis points on each loan that is closed during a month. The Production Bonus will be paid monthly after preparation and issuance of monthly financial statements by GAMC's Accounting Department.

         (c) The Manager will receive an annual "Incentive Management Fee" equal to eighty percent (80%) of GAMC's adjusted Pre-Tax Net Income (as hereinafter defined in this Agreement and computed in accordance with Exhibits A through D.2 to this Agreement) during the term of this Agreement.

         (d) The Incentive Management Fee shall be payable quarterly within fifteen (15) days after preparation and issuance of quarterly financial statements prepared by the Accounting Department of GAMC (the "Accounting Department"). Should GAMC sustain a net loss in any quarter, such net loss will be reimbursed to GAMC from the Manager Escrow (as defined below) or, if the amount held in the Manager Escrow is insufficient to reimburse the net loss, by the Manager directly to GAMC within fifteen (15) days after preparation and issuance of quarterly financial statements. However, the Manager shall have no obligation to reimburse net losses of GAMC until the cumulative net losses of GAMC incurred after the Effective Date exceed $363,449. The Manager's obligation to fund GAMC's losses in excess of $363,449 shall not exceed the amount in the Manager Escrow (initially $1,300,000). If GAMC sustains losses in excess of the amount in the Manager Escrow and the Manager does not restore such losses to the Manager Escrow within fifteen (15) days of demand, GAMC may terminate this Management Agreement. Notwithstanding the provisions for the reimbursement of any losses by the Manager and the payment of any Incentive Management Fees by GAMC on a quarterly basis, the 80% / 20% division is to be determined and reconciled for each fiscal year (i.e., October 1 - September 30) on an annual basis at fiscal year-end, and the Manager Escrow shall first be reimbursed for any quarterly losses funded by Manager, which exceed the actual loss as finally determined. Any net profit in future periods will be decreased by $363,449 for the purpose of calculating the Incentive Management Fee. Any Management Incentive Fee, including the sum of $363,449, will be paid at the end of the first fiscal year following the effective date of the Agreement when accumulated net income first exceeds $363,449. The Manager's obligation to reimburse the net losses of GAMC shall end upon any termination of this Agreement. As used herein, "Pre-Tax Net Income" is pre-tax net income determined in accordance with generally accepted accounting principles ("GAAP"), which, in turn, determines the recognition of revenue and expense for financial reporting purposes, and will follow the current GAAP format unless a change is dictated by GAAP. In the event that the parties are unable to resolve any disagreements regarding the calculation of Pre-Tax Net Income, the calculation of Pre-Tax Net Income shall be submitted to a nationally or regionally recognized accounting firm with no material relationship with the Manager, GAMC, the Bank or Greater Atlantic Financial Corp. ("GAFC"), chosen and mutually acceptable to both the Manager and GAMC, for determination.

         (e)  Reimbursement of Expenses. GAMC shall reimburse the Manager for
              -------------------------
any and all ordinary and necessary expenses incurred by the Manager on behalf of GAMC in addition to the compensation set forth in the remainder of this Section 3, including, travel expenses. The Manager shall provide an itemized list of expenses along with any request for reimbursement.

         4.   MINIMUM RETURN FOR THE BANK. GAMC will retain 20% of its annual
              ---------------------------
Pre-Tax Net Income for distribution to the Bank; however, the parties agree that the Bank will be entitled to a guaranteed minimum annual return on Net Equity (as defined in Section 8, below) equal to three-month LIBOR plus 200 basis points, adjusted quarterly (the "Minimum Return"). Each year, the Bank shall receive the greater of 20% of GAMC's Pre-Tax Net Income or the Minimum Return paid on a quarterly basis. If the Bank's share of the Pre-Tax Net Income is less than the Minimum Return, then additional Pre-Tax Net Income shall be allocated to the Bank until the Bank has received its Minimum Return. If at year end the Bank has not received its Minimum Return after such allocation of additional Pre-Tax Net Income, then the remaining Minimum Return will be paid to the Bank from the Manager Escrow (defined below) or, if the Manager Escrow is insufficient to fund the Minimum Return, by the Manager directly to the Bank.

         5.   MANAGER ESCROW.
              --------------
         Upon the execution of this Agreement, the Manager shall establish an escrow account (the "Manager Escrow") to secure its obligations under Section 3(d) to fund any operating loss incurred by GAMC. The Manager Escrow shall initially be funded with $1,300,000 and will be decreased by losses incurred and increased by 50% of any management fee earned, but not increased to an amount that would exceed the initial escrow amount of $1,300,000. Such 50% of any management fee earned shall be held in a separate holdback account with GAMC, and earn interest at a rate equal to the three- (3-) month LIBOR rate and treated as an operating expense of GAMC. After GAMC has sustained a net profit for three consecutive fiscal years, the Manager Escrow shall be reduced to $250,000. The Manager agrees, however, to repost the Manager Escrow to a dollar amount equal to at least the amount of GAMC's unreimbursed cumulative losses for the then current fiscal year, plus $250,000, upon the occurrence of any subsequent quarterly loss. Failure to post the then required amount to the Manager Escrow within fifteen (15) days after preparation and issuance of the quarterly financial statements will constitute a default under this Agreement and grounds for termination of the Agreement. If, at any time, the Manager Escrow is reduced below the amount then required, the failure to restore the Manager Escrow to the then required amount within fifteen (15) days following a demand will constitute grounds for termination of this Agreement and this Agreement will be terminated. The Manager Escrow will be comprised of:

         (a) A $1,300,000 Line of Credit from Wachovia Securities, committed for three (3) years. This line is secured by a stock portfolio with a current value of approximately $2,200,000. If the portfolio value declines by more than twenty five percent (25%), the amount of the line may be reduced.

         (b) Two (2) Home Equity Lines of Credit provided by the Bank and secured by two (2) rental properties owned by Stamm valued at $400,000 - $500,000. Those Lines will be available to be drawn upon only in the event that the $1,300,000 Wachovia Line of Credit is reduced due to a decline in value of the stock portfolio used as security. The Manager will grant GAMC the right to draw on the Lines of Credit to fulfill its obligations under Section 3 (d) and
Section 4, will provide GAMC with vehicles to access directly the Line of Credit from Wachovia Securities, and will use those lines of credit for no purpose other than to fulfill its obligations under Section 3 (d) and Section 4 of this Agreement.

         6.   SERVICES OF MARK STAMM.
              ----------------------

         (a) The parties acknowledge that GAMC has engaged the services of the Manager with the understanding that all services to be provided by the Manager to GAMC will be provided by Mark Stamm ("Stamm"). Stamm shall be available to perform such services during the Term of this Agreement and shall devote sufficient time and attention to the performance of the duties of the Manager to effect the purposes provided for under this Agreement.

         (b) Nothing contained in this Section 6 shall be deemed to prevent or limit the right of the Manager or Stamm to invest in the capital stock or other securities of any business dissimilar from that of GAMC or, solely as a passive or minority investor, in any business.

         7.   STANDARDS.
              ---------

         The Manager shall perform its duties under this Agreement in accordance with such reasonable standards expected of managers with comparable duties in comparable organizations and as may be established from time to time by the Board of Directors.

         8.   OPTION TO PURCHASE.
              ------------------

         (a) Beginning six (6) months after the Effective Date, the Manager shall have the right, but not the obligation, by providing written notice to the Bank and GAMC, to purchase all of the issued and outstanding stock of GAMC (the "GAMC Stock") from the Bank. The price to be paid for the GAMC Stock shall be equal to 125% of Net Equity (defined below) as reflected on GAMC's audited balance sheet as of the closing of the acquisition. "Net Equity" shall mean "total equity" shown on a GAAP balance sheet minus deferred taxes, income tax receivable, and any unpaid amounts due pursuant to Section 4. Within one hundred twenty (120) days of the Effective Date, the Manager, the Bank and GAMC shall negotiate a definitive agreement setting forth the specific terms and conditions pursuant to which the Manager shall have the right to purchase the GAMC Stock, which definitive agreement shall contain customary representations, warranties and conditions relating to liabilities, title, litigation, indemnification and the like.

         (b) During the Term, neither the Bank nor GAFC shall take any action to liquidate GAMC or sell, transfer or encumber any material part of the stock or assets of GAMC, including mortgage loans, except for the warehouse line currently provided by the Bank, and neither shall grant any option to purchase or any other right to any third party with respect to the assets or stock of GAMC.

         (c) During the first year after the exercise of the option to purchase provided by this Section 8, neither the Bank nor GAFC shall take any action to employ any person employed by GAMC on the Effective Date.

         9.   INDEPENDENT CONTRACTOR.
              ----------------------

         It is understood and agreed that the Manager will be engaged as a non-exclusive independent contractor and not as an agent or employee of GAMC. The Manager acknowledges that it shall not be entitled to any employment benefits, fringe or otherwise, as a result of this engagement. It is the intent and the purpose of this Agreement that the Manager should and shall at all times be only an independent contractor as that term is legally understood and construed, and nothing herein shall be construed or inferred to create the relationship of employer and employee, partnership, joint venture or any other relationship between GAMC and the Manager. The Manager shall be free to exercise its own judgment as to the time and manner of performing the services authorized by this Agreement, subject to such rules and regulations as may be adopted from time to time by GAMC, which rules shall not have the effect of interfering with the freedom of action by the Manager.

         10.  TERMINATION AND TERMINATION PAY.
              -------------------------------

         Except as provided in Section 3(d), this Agreement may be terminated only as follows:

         (a) This Agreement shall be terminated upon the death or disability of Stamm or his resignation or retirement from the Manager during the Term of this Agreement; provided, however, that upon any termination of this Agreement by GAMC pursuant to this Section 10(a), the Manager's option under Section 8 shall continue in effect for ninety (90) days after the date of termination. The disability of Stamm shall be deemed to have occurred if Stamm shall become disabled or incapacitated to the extent that he is unable to perform the duties of the Manager under this Agreement, by reason of a medically determinable physical or mental impairment, as determined by a doctor engaged by the Board of Directors of GAMC. In the event of termination pursuant to this Section 10(a), the Manager shall be entitled to receive the compensation due to the Manager through the last day of the calendar month in which Stamm's death, disability, resignation or retirement shall have occurred, plus compensation provided for under this Agreement for two (2) additional months. The monthly compensation to be paid to the Manager pursuant to this Section 10(a) shall be determined by obtaining a monthly average of the compensation paid to the Manager for the most recent six (6) months prior to the date of Stamm's death, disability, resignation or retirement.

         (b) The parties may terminate this Agreement at any time by mutual written consent.

         (c) The Manager may terminate this Agreement at any time, with or without cause, beginning June 30, 2005, but the Manager must provide thirty (30) days advance written notice to GAMC of any such termination. Upon such termination, the Manager shall be entitled to receive any Incentive Management Fee accrued through the date of termination and shall be obligated to reimburse any operating loss only through the date of termination, as the case may be, and any balance remaining in the Manager Escrow will be released, and any holdback referred to in Section 5, above, will be paid to the Manager within 30 days of termination of this Agreement.

         (d) GAMC may terminate this Agreement at any time for Just Cause (defined below); provided, however, that upon any termination of this Agreement by GAMC pursuant to this Section 10(d), the Manager's option under Section 8 shall continue in effect for sixty (60) days after the date of termination. Termination shall be effected by giving the Manager written notice of termination, which shall state the date of termination, the grounds for termination, including whether such termination is with or without Just Cause. The Manager shall have no right to receive compensation for any period after termination for Just Cause, but shall be entitled to all compensation accrued up until the date of termination. Termination for "Just Cause" is defined as any of the following acts by the Manager or by Stamm: (i) material personal dishonesty or breach of fiduciary duty detrimental to the business and affairs of GAMC and which involves personal profit; (ii) willful continuing intentional failure to perform legitimate duties as directed by GAMC policies and procedures or by the Board of Directors; (iii) willful violation of any law, rule or regulation (other than minor traffic violations or similar violations) or final cease-and-desist order, which violation is materially detrimental to the business and affairs of GAMC or its parent company, the Bank; (iv) bankruptcy or insolvency; (v) willful conduct or behavior which materially violates applicable governmental rules or regulations relating to the mortgage banking business (including but not limited to rules or regulations of the Department of Housing and Urban Development, the Federal Housing Administration or the Department of Veterans Affairs); or (vi) willful conduct or behavior which is detrimental to the business affairs of GAMC which violates product loan origination practices or Canons of Ethics or Standards of Practice of the Mortgage Bankers Association.

         (e) If the Manager or Stamm is removed and/or prohibited from participating in the conduct of GAMC's affairs pursuant to the Federal Deposit Insurance Act ("FDIA") (12 U.S.C. ss. 1811 ET SEQ.), all obligations of GAMC under this Agreement shall terminate, as of the effective date of the order, but the vested rights of the parties shall not be affected.

         (f) All obligations under this Agreement shall be terminated, except to the extent determined that the continuation of this Agreement is necessary for the continued operation of the Bank or GAMC: (i) by the Director of the Office of Thrift Supervision ("Director of OTS"), or his or her designee, at the time that the Federal Deposit Insurance Corporation ("FDIC") enters into an agreement to provide assistance to or on behalf of the under the authority contained in
Section 13(c) of FDIA; or (ii) by the Director of the OTS, or his or her designee, at the time that the Director of the OTS, or his or her designee, approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director of the OTS to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

         11.  CHANGE IN CONTROL.
              -----------------

         (a) No benefit shall be payable under this Section 11 unless there shall have been a Change in Control of the Bank, as set forth below. For purposes of this Agreement, a "Change in Control" of the Bank shall mean an event of a nature that results in a Change in Control of the Bank within the meaning of the Home Owners' Loan Act, as amended, and the rules and regulations promulgated by the Office of Thrift Supervision, as in effect on the date hereof.

         (b) If, during the term of this Agreement, any event described in
Section 11(a) hereof constituting a Change in Control has occurred or the Board of Directors of GAMC has determined that a Change in Control has occurred, the Manager shall be entitled to the benefits provided in paragraph (c) of this
Section 11 upon any subsequent termination of this Agreement, regardless of whether such termination is initiated by GAMC or by the Manager.

         (c) Upon the occurrence of a Change in Control followed by the termination of this Agreement, unless the Manager exercises the option to purchase provided for in Section 8 of this Agreement, GAMC shall pay the Manager an amount equal to the lesser of $1.0 million or twelve (12) months of compensation, determined by obtaining a monthly average of the compensation paid to the Manager for the most recent six (6) months prior to the termination of this Agreement. At the election of the Manager, which election is to be made within thirty (30) days of the date of termination, such payment may be made in a lump sum or paid in equal monthly installments during the twelve (12) months following the termination of this Agreement. In the event that no election is made, payment to the Manager will be made in a lump sum. In the event the Manager determines to exercise the option provided for in Section 8 of this Agreement, no compensation will be paid to the Manager under this paragraph 11(c).

         (d) In the event that GAFC receives a bona fide offer to be acquired, the Manager shall have thirty- (30-) days following his receipt of the offer to determine whether he will exercise the option provided for in Section 8 of this Agreement. Any election to exercise this option will, at the Manager's discretion, be contingent on the consummation of the acquisition. If manager fails to exercise the foregoing option and the acquisition is not consummated, the option shall remain in effect.

         12.  SUSPENSION OF SERVICE.
              ---------------------

         If the Manager is suspended and/or temporarily prohibited from participating in the conduct of GAMC's affairs by a notice served under the FDIA, GAMC's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, GAMC shall (i) pay the Manager all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate any of its obligations that were suspended.

         13.  ARBITRATION.
              -----------

         Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by the Manager within fifty
(50) miles from the location of GAMC, in accordance with the rules of the

American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that the Manager shall be entitled to seek specific performance of his right to be paid until the date of termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. In any arbitration, the non-prevailing party shall pay the prevailing party's attorneys' fees and costs that result from such arbitration.

         In the event any dispute or controversy arising under or in connection with the Manager's termination is resolved in favor of the Manager, whether by judgment, arbitration or settlement, the Manager shall be entitled to the payment of all accrued compensation due to the Manager under this Agreement.

         14.  SUCCESSORS AND ASSIGNS.
              ----------------------

         (a) Except as otherwise provided herein, this Agreement shall inure to the benefit of and be binding upon any corporate or other successor of GAMC which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of GAMC.

         (b) GAMC may not assign any of its rights or obligations under this Agreement without the consent of the Manager. The Manager may not assign its obligations to provide services under this Agreement without the consent of GAMC; however, the Manager may assign its option to purchase under Section 8 to any entity employing or owned in whole or in part by Stamm without the consent of GAMC.

         15.  APPLICABLE LAW.
              --------------

         This Agreement shall be governed in all respects whether as to validity, construction, capacity, performance or otherwise by the laws of the Commonwealth of Virginia, except to the extent that Federal law shall be deemed to apply.

         17.  SEVERABILITY.
              ------------

         The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

         18.  SPECIFIC PERFORMANCE.
              --------------------

         The parties acknowledge that the GAMC Stock is unique and that failure of GAMC to perform its obligations under Section 8 will result in damage and loss to the Manager that would not be compensable by money damages alone. Accordingly, in the event that GAMC breaches its obligations under Section 8, GAMC acknowledges and agrees that the Manager, in addition to any other remedy or claim for damages it may have, may proceed to protect and enforce its rights hereunder by suit in equity, action at law and other appropriate proceeding for specific performance of the terms and conditions of this Agreement.

         19.  ENTIRE AGREEMENT.
              ----------------

         This Agreement together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire agreement between the parties hereto.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                  STAMM MORTGAGE MANAGEMENT, INC.


                                  By: /s/ T. Mark Stamm
                                      ------------------------
                                  Name: T. Mark Stamm
                                       -----------------------
                                  Title: President
                                        ----------------------

                                  GREATER ATLANTIC MORTGAGE CORPORATION

                                  By: /s/ Carroll E. Amos
                                     -------------------------
                                  Name: Carroll E. Amos
                                       -----------------------
                                  Title: Chairman of the Board
                                        ----------------------

                                  GREATER ATLANTIC BANK

                                  By: /s/ Carroll E. Amos
                                     -------------------------
                                  Name: Carroll E. Amos
                                       -----------------------
                                  Title: President
                                        ----------------------

                                    EXHBIT A

                                    QUARTERLY
                       CALCULATION ADJUSTED NET INCOME AND
                                NET INCOME BONUS

                                                                    Year to Date
                                                                    ------------
Net income before taxes and bonus                                   $

Add:
         Fair value compensation
         for Option to Purchase in Accordance
         with Section 8.                                            ------------

Sub-total

Less:

         Charge for recourse loan sales(1):

         Required Capital to be held for recourse
         Loan Sales (Exhibit D)                                     ------------

         Cost of Capital (GAB Average cost of Funds
         for the most recent quarter + 2.00%)        ----------     ------------

ADJUSTED NET INCOME BEFORE
BONUS AND TAXES (Loss Equals Amount
Due from Manager Escrow)                                            ------------

Bonus Percent (Per agreement)                                       ------------
               --------------

Net Income Bonus                                                    $
                                                                     -----------


Note: If 20% of Net Income is less than the minimum return due Greater Atlantic Bank, Net Income will be reduced in accordance with Section 4.

---------------------
(1) This calculation will change quarterly. The required capital as computed in accordance with Exhibit D at the end of a quarter (i.e., 9/30/04) will be used in the net income bonus calculation for the subsequent quarter (i.e., 10/1/04 to 12/31/04).

                                    EXHIBIT B

                        ACCOUNTING FOR THE SALE OF LOANS
                            AND LOAN SERVICING RIGHTS
                            TO GREATER ATLANTIC BANK

During the ordinary course of business, Greater Atlantic Mortgage Corporation ("GMAC") will sell loans and servicing rights to Greater Atlantic Bank ("GAB"). Generally accepted accounting principles ("GAAP") are used in preparing the financial statements for GAMC and GAB. Since GAMC is a subsidiary of GAB and not an independent mortgage banking company, certain revenues cannot be recognized by GAMC. In order for GAMC earnings to properly reflect direct income and expense, the sale of loans and servicing rights to GAB need to be accounted for differently from sales of loans to independent third parties.

Following is the accounting for the sale of loans and servicing rights by GAMC to GAB:

                  SALE OF LOAN SERVICING RIGHTS: Any servicing released premium
                  -----------------------------
                  received by GAMC that is in excess of the amount GAB can recognize on its books as a premium for the acquisition of servicing is to be deferred on the books of GAMC and amortized over the estimated life of the servicing. Should the premium carried on the books of GAB require a write down due to a decrease in value, such write down in valuation will have no impact on the financial statements of GAMC.

                  SALE OF LOANS: Any gain on sale of loans arising from the sale
                  -------------
                  of loans to GAB that is in excess of the origination cost of that loan will be deferred and amortized into the income of GAMC over the life of the loan in accordance with GAAP.

Should the Agreement be terminated or not renewed, any net income bonus due for any deferred fees or servicing release premiums will be paid to the Manager on the date of termination at the net income bonus rate applicable when the loan or servicing was sold to GAB.

                                    EXHIBIT C

                            EXPENSE REIMBURSEMENT DUE
                              GREATER ATLANTIC BANK

While net income of GAMC reflects all income and expenses directly generated by GAMC there are certain expenses incurred by Greater Atlantic Bank ("GAB") that are reimbursable by GAMC because the combined payment of such expenses would be less than if paid individually.

Following are those expenses directly related to GAMC that are reimbursable to
GAB:

Monthly charge of $1,200 for GAB accounting personnel used in the review and preparation of GAMC's financial statements or such other amount as agreed to between the parties.

Twenty percent (20%) of the annual audit fee and tax return preparation charges.

All required insurance policies whether directly identified (such as hospitalization, life insurance, etc.) or allocated based on a reasonable allocation percentage obtained from the carrier (such as fidelity bonds, errors and omissions, etc.).

Other cost or expenses that can be directly related to operating GAMC. The primary guiding principle will be "...did GAMC benefit from the cost or expense incurred?"

All reimbursements will be based on cost (no profit factor added) and, in the case of reimbursement for personnel cost, an 18% benefit factor will be applied.

                                    EXHIBIT D

                                   EXAMPLE OF
                      OPERATION ACCOUNTS PAYABLE MARK STAMM
                               AND ESCROW ACCOUNT
                           USED TO OFFSET LOSSES GAMC
                                  SECTION 3(d)


Projected net loss December 31, 2004                              $  (546,223)

Accounts payable Mark Stamm used to used to offset
accounting loss                                                       346,223
                                                                  -----------

Net loss on 12/31/04 and due from Manager Escrow                     (200,000)

Contribution from Escrow Account                                      200,000
Net earnings for the period 1/1/05 to 9/30/05                         846,223
Transfer to Escrow Account                                           (200,000)
Less accounts payable previously credited to earnings                (346,223)
                                                                  -----------


Net earnings subject to incentive compensation                    $   300,000
                                                                  ===========

Incentive percent                                                          80%
                                                                  ===========


Incentive compensation ($300,000 X .80)                           $   240,000

Reimbursement of Accounts Payable Mark Stamm (Note: this
amount would be subject to income tax withholdings)                   346,223
                                                                  -----------

Total due manager for the fiscal year ending 9/30/05              $   586,223
                                                                  ===========


This example excludes consideration of minimum return to the Bank pursuant to
Section 4.